EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders of
Intercargo Corporation:


We consent to incorporation by reference in the registration statement (No. 333-11867) on Form S-8 of Intercargo Corporation of our report dated February 21, 1997, relating to the consolidated balance sheet of Intercargo Corporation as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, and related schedules, which report appears in the 1997 annual report on Form 10-K of Intercargo Corporation.


KPMG PEAT MARWICK LLP


Chicago, Illinois
March 26, 1998